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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

April 27, 2018

Re:	Entergy Corporation’s Annual Meeting of Shareholders-May 4, 2018
Proposal No. 4-Shareholder Proposal Requesting Report on Distributed Renewable Generation Resources

Dear Shareholder:

We know you are voting now on the items in the proxy statement for our Annual Meeting of Shareholders on May 4, 2018, including a shareholder proposal seeking a report on “how the Company could adapt its enterprise-wide business model to significantly increase deployment of distributed-scale, non-carbon emitting electricity resources as a means of reducing greenhouse gas emissions consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.” This shareholder proposal is not a request for a two degree scenario analysis such as you have recently seen on the ballots of many companies; rather, it is a request for the Company to report on how we can significantly increase deployment of a specific type and scale of technology to reduce greenhouse gas emissions consistent with a two degree scenario.

We have explained in our proxy statement why the Board of Directors urges shareholders to vote against the proposal. To further underscore our commitment to remaining a leader in environmental stewardship and reporting, we wanted to share with you the following excerpt from our Chairman and CEO’s prepared remarks on our conference call with investment analysts, investors and others this week discussing our first quarter 2018 results.

“As a reminder, we recently released our 2017 Integrated Report, entitled Utility Reimagined, where we discuss in detail the many ways we are creating sustainable value for all four of our stakeholders. We have increased our environmental, social and governance disclosures, and in particular, we have adopted the Edison Electric Institute’s ESG template as part of our Integrated Report. In a continued effort to provide you with relevant information, we are also reviewing and assessing evolving best practices on a two degree scenario analysis, including the newly-published Ceres framework for U.S. utilities, with a view toward preparing a two degree scenario analysis that would likely be published either as part of, or concurrently with, our 2018 Integrated Report.

We also remain focused on continuing to reduce our carbon footprint.  Our efforts began nearly two decades ago, when we were the first U.S. utility to commit to voluntarily stabilizing CO2 emissions. We are working to expand our portfolio of renewable resources in ways that complement our existing resources and capabilities while maintaining our low customer rates. On our fourth quarter call in February, we mentioned that we were pursuing over 800 megawatts of renewables. Since then, we have identified new opportunities and we are now evaluating more than 1,000 megawatts of renewables. Some of these projects have been announced, while others are still in confidential discussions. As renewable resources continue to become increasingly efficient and cost-competitive, we plan to take further advantage of these opportunities.

Increasing our use of renewables is one way for us to meet customer energy needs and expectations. As I discussed on our last earnings call, we recognize the utility industry is in the midst of change. We are planning for the long-term future of the company and are laying the foundation to provide innovative customer solutions in a changing world. To further enhance our focus on this commitment, we have assembled a cross-functional team of employees, led by a newly created leadership position that reports directly to me. This team is dedicated to developing ideas, evaluating opportunities and implementing action plans to meet the demands of our rapidly evolving industry. They are working to identify solutions that leverage new technologies, such as data analytics, automation, distributed generation, utility- and community-scale solar, micro-grids, battery storage, electric vehicles and other emerging technologies, all while keeping in mind-as we always do-our most impoverished customers and the environment.”

We recognize and appreciate the potential impact of climate change risk and related technological advancements on our business strategy and financial performance. However, we believe that instead of studying how our business model could be modified to increase the deployment of a specific type and scale of technology, we can better serve our customers and the goal of reducing greenhouse gas emissions by evaluating all available technologies and selecting the most cost-effective solutions that best meet the needs of our all of our stakeholders, including our most impoverished customers and the environment. We also believe the two degree scenario analysis we plan to prepare and publish will provide investors with useful information about how we are evaluating the risks and opportunities created for our business by potential climate policies and technological advances associated with a two degree scenario.

As you consider how to vote on the shareholder proposal, we urge you to recognize our record of environmental leadership and our commitment to providing you with the information you want and need to evaluate the risks and opportunities posed by a carbon-constrained regulatory environment and our strategies for acting on those risks and opportunities. Accordingly, we urge you to vote NO on the shareholder proposal.

Leo P. Denault Chairman of the Board and Chief Executive Officer	Stuart L. Levenick Lead Director